UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 19, 2020

iSign Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

2033 Gateway Place, Suite 659

San Jose, CA 95110

(Address of principal executive offices)

(650) 802-7888

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.01	Entry into Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

On June 19, 2020, iSign Solutions Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with an investor. Under the terms of the Purchase Agreement, the Company received a cash loan in the aggregate amount of $250,000 (the “Loan”) from the Investor in exchange for the Company’s issuance of an unsecured convertible promissory note equal to the amount of such Investor’s loan contribution to the Company. The Note bears interest at the rate of 10% per annum, and has a maturity date the earlier of December 31, 2021, or the date on which the Company’s other outstanding unsecured convertible promissory notes are due. The Note may be converted by its terms at the option of Investor into shares of the Company’s common stock.

The Company may use any funds received from the Investors for working capital and general corporate purposes, in the ordinary course of business, and to pay fees and expenses in connection with the Company’s entry into the Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iSign Solutions Inc.
June 25, 2020
	By:	/s/ Andrea Goren
Andrea Goren Chief Financial Officer